Exhibit 99.1

Schlumberger Announces First-Quarter 2013 Results

Paris, April 19, 2013 – Schlumberger Limited (NYSE:SLB) today reported first-quarter 2013 revenue of $10.67 billion versus $11.17 billion in the fourth quarter of 2012, and $9.92 billion in the first quarter of 2012.

Income from continuing operations attributable to Schlumberger, excluding charges and credits, was $1.35 billion—a decrease of 6% sequentially but an increase of 4% year-on-year. Diluted earnings-per-share from continuing operations, excluding charges and credits, was $1.01 versus $1.08 in the previous quarter, and $0.96 in the first quarter of 2012.

Schlumberger recorded charges of $0.07 per share in the first quarter of 2013 versus $0.06 per share in the previous quarter, and $0.01 per share in the first quarter of 2012.

Oilfield Services revenue of $10.67 billion decreased 5% sequentially but increased 8% year-on-year. Oilfield Services pretax operating income of $2.0 billion decreased 6% sequentially but increased 4% year-on-year.

Schlumberger CEO Paal Kibsgaard commented, “International strength, in combination with resilience to challenging market conditions in North America, led to solid performance in the first quarter. While our sequential results displayed the effects of the normal seasonal slowdown in the Northern Hemisphere and the Far East, as well as lower product sales compared to the fourth quarter, our year-on-year figures demonstrated the potential of the international market, the strength of our execution, and the importance of our integration capabilities.

Year-on-year international growth outpaced rig count, led by the Middle East & Asia Area with strong activity in key markets such as Saudi Arabia, Iraq, Australia and China. In Europe/CIS/Africa, strength in the Sub-Saharan region, and growth in Russia and the Caspian as well as in the North Sea drove performance. Latin America was boosted by production management activity in Ecuador, strength in the Mexico & Central America and growth in the Argentina, Bolivia & Chile GeoMarkets. In North America, strong activity in Canada and solid results from the US Gulf of Mexico partially offset further pricing and activity weakness on land in the US.

First-quarter international pricing trends remained unchanged, with a continuation of the slow but steady progress in revenue per rig that has now been observed for the last six quarters. This was driven not only by activity, but also by technology mix where we continue to introduce high-end services supported by strong execution and operational performance. In North America, pricing for land services weakened in general and further pressure on pressure pumping contracts was observed.

The world macroeconomic environment saw mixed news in the first quarter from the main economies including China, the US and the Eurozone. Still, the overall outlook for 2013 remains largely unchanged from our earlier projections, both in terms of GDP growth as well as the fundamentals for the global oil and gas markets. We still expect that oil supply will continue to grow in North America while other non-OPEC production will likely continue to face challenges, and we expect global spare capacity to remain around current levels—absent any unexpected macroeconomic change or geopolitical event.

As a result, we continue to see strong and consistent growth in line with our expectations in key regions that include Sub-Sahara Africa, Russia, the Middle East, China and Australia. The outlook for North America remains uncertain, with lower-than-expected rig activity and continuing pricing weakness. And while cold weather and flattening natural gas production has resulted in significant storage withdrawals, this has yet to result in any change in dry gas drilling activity.

In this environment, we remain focused on operational and financial outperformance in every market that we participate in. And with the commitment and drive displayed by our entire organization, I am confident that we will continue to provide superior returns to our investors going forward.”

Other Events

•	During the quarter, Schlumberger repurchased 2.5 million shares of its common stock at an average price of $77.63 for a total purchase price of $193 million.

Condensed Consolidated Statement of Income

(Stated in millions, except per share amounts)
	Three Months
Periods Ended March 31,	2013	2012

Revenue	$10,668	$9,918
Interest and other income(1)	33	47
Expenses
Cost of revenue	8,442	7,810
Research & engineering	295	275
General & administrative	95	98
Merger & integration(2)	—	15
Restructuring & other(2)	92	—
Interest	98	80

Income before taxes	1,679	1,687
Taxes on income(2)	412	400

Income from continuing operations	1,267	1,287
Income from discontinued operations	—	19

Net income	1,267	1,306
Net income attributable to noncontrolling interests	8	5

Net income attributable to Schlumberger	$1,259	$1,301

Schlumberger amounts attributable to:
Income from continuing operations(2)	$1,259	$1,282
Income from discontinued operations	—	19

Net income	$1,259	$1,301

Diluted earnings per share of Schlumberger
Income from continuing operations(2)	$0.94	$0.95
Income from discontinued operations	—	0.01

Net income(3)	$0.94	$0.97

Average shares outstanding	1,330	1,334
Average shares outstanding assuming dilution	1,340	1,344

Depreciation & amortization included in expenses(4)	$896	$851

1)	Includes interest income of: Three months 2013 - $6 million (2012 - $10 million).
2)	See page 6 for details of charges and credits.
3)	Amounts may not add due to rounding.
4)	Including multiclient seismic data cost.

Condensed Consolidated Balance Sheet

(Stated in millions)
Assets	Mar. 31, 2013	Dec . 31, 2012

Current Assets
Cash and short-term investments	$5,561	$6,274
Receivables	11,502	11,351
Other current assets	6,664	6,531

	23,727	24,156
Fixed income investments, held to maturity	266	245
Fixed assets	14,805	14,780
Multiclient seismic data	582	518
Goodwill	14,580	14,585
Other intangible assets	4,734	4,802
Other assets	2,734	2,461

	$61,428	$61,547

Liabilities and Equity
Current Liabilities
Accounts payable and accrued liabilities	$7,842	$8,453
Estimated liability for taxes on income	1,548	1,426
Short-term borrowings and current portion of long-term debt	2,962	2,121
Dividend payable	419	368

	12,771	12,368
Long-term debt	8,138	9,509
Postretirement benefits	2,056	2,169
Deferred taxes	1,506	1,493
Other liabilities	1,176	1,150

	25,647	26,689
Equity	35,781	34,858

	$61,428	$61,547

Net Debt

“Net Debt” represents gross debt less cash, short-term investments and fixed income investments, held to maturity. Management believes that Net Debt provides useful information regarding the level of Schlumberger’s indebtedness by reflecting cash and investments that could be used to repay debt. Details of changes in Net Debt for the year to date follow:

(Stated in millions)
Three Months	2013
Net Debt, January 1, 2013	$(5,111)
Income from continuing operations	1,267
Depreciation and amortization	896
Pension and other postretirement benefits expense	128
Excess of equity income over dividends received	(23)
Stock-based compensation expense	81
Pension and other postretirement benefits funding	(177)
Increase in working capital	(924)
Capital expenditures	(894)
Multiclient seismic data capitalized	(117)
Dividends paid	(365)
Proceeds from employee stock plans	166
Stock repurchase program	(193)
Business acquisitions and investments, net of cash and debt acquired	(39)
Other	(94)
Currency effect on net debt	126

Net Debt, March 31, 2013	$(5,273)

Components of Net Debt	Mar. 31, 2013	Dec. 31, 2012

Cash and short-term investments	$5,561	$6,274
Fixed income investments, held to maturity	266	245
Short-term borrowings and current portion of long-term debt	(2,962)	(2,121)
Long-term debt	(8,138)	(9,509)

	$(5,273)	$(5,111)

Charges & Credits

In addition to financial results determined in accordance with US generally accepted accounting principles (GAAP), this document also includes non-GAAP financial measures (as defined under the SEC’s Regulation G). The following is a reconciliation of these non-GAAP measures to the comparable GAAP measures:

	(Stated in millions, except per share amounts)
	First Quarter 2013
	Pretax	Tax	Noncont. Interest	Net	Diluted EPS	Income Statement Classification

Schlumberger income from continuing operations, as reported	$1,679	$412	$8	$1,259	$0.94
Currency devaluation loss in Venezuela	92	—	—	92	0.07	Restructuring & other

Schlumberger income from continuing operations, excluding charges & credits	$1,771	$412	$8	$1,351	$1.01

	Fourth Quarter 2012
	Pretax	Tax	Noncont. Interest	Net	Diluted EPS	Income Statement Classification

Schlumberger income from continuing operations, as reported	$1,807	$436	$9	$1,362	$1.02
Merger and integration costs	60	10	—	50	0.04	Merger & integration
Workforce reduction	33	6	—	27	0.02	Restructuring & other

Schlumberger income from continuing operations, excluding charges & credits	$1,900	$452	$9	$1,439	$1.08

	First Quarter 2012
	Pretax	Tax	Noncont. Interest	Net	Diluted EPS	Income Statement Classification

Schlumberger income from continuing operations, as reported	$1,687	$400	$5	$1,282	$0.95
Merger and integration costs	15	2	—	13	0.01	Merger & integration

Schlumberger income from continuing operations, excluding charges & credits	$1,702	$402	$5	$1,295	$0.96

Product Groups

	(Stated in millions)
	Three Months Ended
	Mar. 31, 2013		Dec. 31, 2012		Mar. 31, 2012
	Revenue	Income Before Taxes	Revenue	Income Before Taxes	Revenue	Income Before Taxes

Oilfield Services
Reservoir Characterization	$2,803	$758	$3,148	$918	$2,582	$674
Drilling	4,132	741	4,137	696	3,785	657
Production	3,785	573	3,927	592	3,542	620
Eliminations & other	(52)	(46)	(38)	(42)	9	(8)

	10,668	2,026	11,174	2,164	9,918	1,943
Corporate & other	—	(168)	—	(180)	—	(171)
Interest income(1)	—	6	—	6	—	10
Interest expense(1)	—	(93)	—	(90)	—	(80)
Charges & credits	—	(92)	—	(93)	—	(15)

	$10,668	$1,679	$11,174	$1,807	$9,918	$1,687

Geographic Areas

	(Stated in millions)
	Three Months Ended
	Mar. 31, 2013		Dec. 31, 2012		Mar. 31, 2012
	Revenue	Income Before Taxes	Revenue	Income Before Taxes	Revenue	Income Before Taxes

Oilfield Services
North America	$3,290	$627	$3,422	$656	$3,433	$777
Latin America	1,904	371	2,071	377	1,766	323
Europe/CIS/Africa	2,851	508	2,958	579	2,577	428
Middle East & Asia	2,505	609	2,577	601	2,064	476
Eliminations & other	118	(89)	146	(49)	78	(61)

	10,668	2,026	11,174	2,164	9,918	1,943
Corporate & other	—	(168)	—	(180)	—	(171)
Interest income(1)	—	6	—	6	—	10
Interest expense(1)	—	(93)	—	(90)	—	(80)
Charges & credits	—	(92)	—	(93)	—	(15)

	$10,668	$1,679	$11,174	$1,807	$9,918	$1,687

Certain prior period amounts have been reclassified to conform to the current year presentation.

(1)	Excludes interest included in the Product Groups and Geographic Areas Results.

Oilfield Services

First-quarter revenue of $10.67 billion decreased 5% sequentially but increased 8% year-on-year, with International Area revenue of $7.26 billion growing $853 million, or 13% year-on-year, while North America Area revenue of $3.29 billion declined $144 million, or 4% year-on-year. The strong year-end product, software and multiclient sales experienced in the fourth quarter of 2012 accounted for more than half of the sequential decline in revenue. The rest of the sequential decline was due to seasonal activity slowdowns in the North Sea, Russia and China, weather-related work delays in the Brunei, Malaysia & Philippines and Australasia GeoMarkets, and lower pricing as a result of excess capacity in US land. However, these sequential effects were partially offset by strong exploration and drilling activity in Angola, and strong winter project activity in Western Canada & Alaska.

Given the significant impact that year-end and seasonality factors had on sequential performance, the following paragraphs focus on a year-on-year basis unless otherwise noted.

International revenue increased 13%, outpacing the rig count which was up 7% year-on-year. This increase was led by the Middle East & Asia Area with revenue of $2.5 billion growing 21%, mainly from robust results across all Technologies in Saudi Arabia, strong Integrated Project Management (IPM) results in Iraq, and sustained land and offshore drilling activity in the Australasia and China GeoMarkets. Europe/CIS/Africa revenue of $2.9 billion increased 11%, led by the Sub-Sahara Africa region on strong development and exploration drilling. The Russia and Central Asia region saw strong activity offshore Sakhalin as well as strong land activity in West Siberia and Kazakhastan while the North Sea GeoMarket posted firm growth as activity migrated from exploration to development and production-related projects. Latin America revenue of $1.9 billion grew 8%, mainly in Ecuador from solid progress on the Schlumberger Production Management (SPM) Shushufindi project. Strong revenue was also reported by the Mexico & Central America and Argentina, Bolivia & Chile GeoMarkets, while Brazil revenue was flat. North America revenue of $3.3 billion decreased 4%—mainly from land activity, which was down 11% year-on-year while offshore was up 26%. The increase in offshore revenue resulted from higher drilling activity as the number of deepwater rigs increased by more than 30% year-on-year in the US Gulf of Mexico. The decline in land revenue was mainly due to pricing weakness for both pressure pumping services and for other Technologies as overall rig count declined by 15% year-on-year.

By segment, Reservoir Characterization Group revenue of $2.8 billion increased $221 million, or 9%, led by double-digit growth in Testing Services and Schlumberger Information Solutions (SIS), driven by improved offshore exploration activity and increased software sales across all international Areas. WesternGeco grew on higher marine vessel utilization at better pricing and improved UniQ* and conventional land seismic productivity in the Middle East and Australia. Drilling Group revenue of $4.1 billion increased $347 million, or 9%, led by robust demand for Drilling & Measurements services as offshore drilling activity strengthened in the US Gulf of Mexico, Sub-Sahara Africa, Sakhalin, Asia and Australia, and as the rig count increased in key international land markets in Saudi Arabia, China and Australia. Drilling Tools & Remedial activity expanded across all Areas and IPM revenue grew strongly as projects in Iraq and Australia ramped up. Production Group revenue of $3.8 billion increased $243 million, or 7%, with double-digit growth posted by Artificial Lift, Well Intervention, Completions and Well Services production technologies in the international Areas. Framo and Subsea Services Technologies posted growth of more than 50% while SPM revenue more than doubled as projects in Latin America came in ahead of plans. The Production Group revenue increase was, however, partly offset by a decline in pressure pumping revenue in North America land.

First-quarter pretax operating income of $2.0 billion decreased 6% sequentially, but increased 4% year-on-year. International pretax operating income of $1.5 billion increased $262 million, or 21% year-on-year, while North America pretax operating income of $627 million declined $150 million, or 19% year-on-year.

Sequentially, and despite revenue declining from year-end and seasonality effects, pretax operating margin of 19.0% slipped by only 37 basis points (bps) with International margin stable at 20.5% and North America margin settling at 19.1%.

Year-on-year, pretax operating margin of 19.0% declined slightly by 59 bps, as International pretax operating margin expanded 135 bps to 20.5% while North America pretax operating margin declined 356 bps to 19.1%. Middle East & Asia posted a 125 bps year-on-year margin improvement to reach 24.3%, Europe/CIS/Africa increased by 120 bps to 17.8%, and Latin America improved by 123 bps to 19.5%. The decline in North America margin was mainly due to pricing pressure for Well Services production technologies on land, while the expansion in International margin was due to strong contributions from Testing Services and Drilling & Measurements Technologies on improved profitability from higher offshore exploration and drilling activity. Improved profitability of IPM and SPM project-related activities in the Latin America and Middle East & Asia Areas also contributed to the expanded international margin.

Year-on-year by segment, Reservoir Characterization Group pretax operating margin expanded 94 bps to 27.0% due to improved profitability in Testing Services while the pretax operating margin of the Drilling Group increased 57 bps to 17.9% from better margins posted by Drilling & Measurements. Production Group pretax operating margin declined 237 bps to 15.1% due mainly to lower prices for Well Services production technologies in US land, although the effect of this was partially offset by improved profitability on SPM projects in Latin America.

A number of technology integration highlights contributed to first-quarter results.

Saudi Aramco and Schlumberger worked closely in a joint project to develop and implement a customized pore system characterization technology for the world’s largest oil field. Named CIPHER from the decoding approach used, this technique integrates texture-sensitive nuclear magnetic resonance data with image logs on other spectral porosity measurements to obtain a full pore system evaluation of carbonate reservoirs. The complex pore systems of carbonate rocks require details of the carbonate pore geometries as an essential input for improved permeability determination and for forecasting the ultimate oil recovery. Understanding these carbonate pore system details is crucial for carbonate formation evaluation. CIPHER will enable a step change in Saudi Aramco’s ability to forecast and operate for maximum oil recovery.

In Eastern Canada, Wireline deployed the latest generation rock and fluid sampling services to improve both measurement quality and operating efficiency in an offshore well. The XL-Rock* large-volume rotary sidewall coring technology with a new bit design allowing the weight on bit to be controlled from surface recovered approximately 80% of the attempted cores, some of which were in unconsolidated zones of less than 500 psi compressive strength. Also, low contamination fluid samples were recovered from multiple test zones using the MDT* modular formation dynamics tester equipped with Quicksilver Probe* focused extraction technology and the InSitu Fluid Analyzer* system. This combination of technologies allowed representative rock and fluid samples to be collected at a level of accuracy and operational efficiency not previously attained.

In West Texas, the integration of Schlumberger technologies enabled Endeavor to optimize a horizontal well design in the Wolfcamp shale formation in the Permian basin. A combination of Wireline ECS* elemental capture spectroscopy and Sonic Scanner* acoustic scanning technologies was used to characterize a section of the Wolfcamp shale deeper than had previously been targeted. During drilling, a Schlumberger PeriScope* bed boundary mapper was used to maintain the horizontal wellbore within the confines of the deeper target. A high-flow design horizontal completion was then installed, accompanied by a 19-stage stimulation treatment executed with Well Services HiWAY* flow-channel hydraulic fracturing technology. This integrated Schlumberger solution enabled the operator to increase the 60-day oil production from this well by 34% compared to the nearest offset well in the same field.

In Saudi Arabia, Schlumberger Completions installed the world’s first trilateral 3 1/2-in IntelliZone Compact* modular multizonal management system in an offshore field for Saudi Aramco. IntelliZone Compact technology is a new-generation integrated intelligent completions system that consists of a remotely operated flow control valve, a real-time dual monitoring system with choke position sensor, and a feed-through packer in one assembly. The system is designed to optimize production while improving installation efficiency and minimizing future intervention.

In Japan, the world’s first offshore production of gas from methane hydrate layers was confirmed by Japan Oil, Gas and Metals National Corporation (JOGMEC). A combination of Schlumberger formation evaluation, drilling, completions and monitoring technologies was used by JOGMEC in the drilling of two monitoring wells and one production well, and in the flow testing of the production well through dissociation of methane hydrate. The Schlumberger technologies included WellWatcher* real-time reservoir and production monitoring in combination with fiber-optic distributed temperature sensing and a high-resolution digital sensor array. In addition, Wireline Sonic Scanner acoustic scanning platform with Borehole Acoustic Reflection Survey (BARS) modelling and ABC* analysis behind casing technologies were run before and after the production test. These Schlumberger technologies have been instrumental in enabling JOGMEC to validate the method and economics of producing gas from methane hydrates in this ground-breaking project.

Reservoir Characterization Group

First-quarter revenue of $2.80 billion decreased 11% sequentially but grew 9% year-on-year. Pretax operating income of $758 million was 18% lower sequentially, but increased 13% year-on-year. Sequential declines were primarily due to lower WesternGeco multiclient and SIS software sales following their strong year-end highs, but these effects were partially offset by increased WesternGeco marine vessel utilization.

Year-on-year, revenue increased by $221 million, led by double-digit growth in Testing Services activity and SIS software sales, which were driven by improved offshore exploration activity and increased sales across all international Areas. WesternGeco grew on higher marine vessel utilization at better pricing and improved UniQ and conventional land seismic productivity in the Middle East and Australia.

Pretax operating margin of 27.0% decreased 215 bps sequentially, but expanded 94 bps year-on-year. Sequential margin decline was due to the seasonally lower WesternGeco multiclient and SIS software sales.

Year-on-year, pretax operating margin expanded due to improved profitability in Testing Services which benefited from high-margin offshore exploration activity.

A number of technology highlights across the Reservoir Characterization Group contributed to the first-quarter results.

WesternGeco has just completed acquisition of the first high-resolution, broadband multiclient survey in New Zealand, in preparation for the 2014 acreage bid round. Conducted offshore Taranaki, the survey used several WesternGeco technologies, including Q-Marine Solid* streamers, ObliQ* sliding-notch broadband acquisition and imaging, Delta* calibrated marine broadband seismic source, and the Continuous Line Acquisition* method for full-fold coverage in shallow waters. Due to environmental considerations in the area, WesternGeco worked closely with local environmental and regulatory agencies to ensure the survey was carried out safely and responsibly, and was commended by the New Zealand Department of Conservation.

WesternGeco was awarded a contract by Thombo Petroleum Ltd. for the acquisition and processing of a 3D survey using IsoMetrix* marine isometric seismic technology over Block 2B offshore South Africa. The survey covers a full-fold area of 686 km2 extending over the A-J1 graben, which Thombo Petroleum said contains an oil discovery as well as other prospects and leads around its margins. Thombo described the use of IsoMetrix technology as an important step in their evaluation of the reserves and resources.

Offshore Angola, WesternGeco completed a 600-km2 4D monitor survey using Q-Marine* technology over the Girassol, Jasmin, Dalia and Rosa fields operated by Total Exploration and Production Angola. The highly congested area includes two FPSOs, two tanker loading stations and one drilling rig, requiring the use of an undershooting technique with an additional source vessel to illuminate the reservoir below the surface installations.

BP has awarded WesternGeco one of the largest ever data processing and imaging contracts for approximately 900 km2 of ocean-bottom-cable data in the South Columbus basin of Trinidad and Tobago. The surveys were acquired over two winter seasons using Q-Seabed* technology and the SimSource* simultaneous seismic source acquisition technique. The award is part of a multiyear, multiproject collaboration between the two companies that resulted in a combined BP/WesternGeco team winning the globally recognized BP Helios award.

Following the availability of the UniQ integrated point-receiver land seismic system for lease or for sale, several companies are already deploying the technology. IG Seismic Services Ltd (IGSS) purchased a 40,000-channel system, which has been operating successfully in Russia. Sichuan Geophysical Company (SCGC) in China leased a 45,000-channel system and completed a project for PetroChina Southwest Oil and Gas Field Company with record efficiency. A one-year lease agreement has also been continuing for deployment of the UniQ system on projects in Mexico.

In Australia, Wireline MR Scanner* expert magnetic resonance service was used for Apache in a complex glauconitic reservoir to provide fluid identification in a development well in the Stag field. The high concentration of glauconite affected the resistivity logs such that the saturations, and even fluid types, were not identifiable using conventional logging techniques. MR Scanner fluid typing, however, was able to provide not only the saturation but also to identify the water/oil/gas contacts. This successful result has led Apache to incorporate the technology in their field’s well development program.

In Kuwait, Wireline Dielectric Scanner* multifrequency dielectric dispersion technology was used for the Kuwait Oil Company (KOC) to detect producible water zones in a horizontal well in the Raudhatain field with complex stratigraphy and variations in sedimentology. Subsequently, the MDT modular formation dynamics tester with Quicksilver Probe focused extraction technology was used to quantify the water cut in zones of interest, and confirmed the results from the Dielectric Scanner service. This fluid characterization helped the customer to optimize the completion design and achieve efficient reservoir oil drainage for maximum recovery.

In Alaska, Wireline TuffTRAC* cased hole services tractor and PowerJet Omega* deep penetrating perforating shaped charges were deployed to re-perforate four wells for Cook Inlet Natural Gas Storage in the Kenai gas field. Previously, all wells in the field had been perforated overbalanced and the resulting flow tests were below expectations. In order to minimize perforation damage and allow a more efficient perforation tunnel, the wells were re-perforated at balanced pressure, leading to an increase in injection rates of 50 to 300%.

In Colombia, Wireline Flow Scanner* horizontal and deviated well production logging and RST* reservoir saturation technologies were used to acquire formation evaluation data in five gravel-packed openhole wells for Hocol S.A. The data interpretation provided by Schlumberger PetroTechnical Services gave the customer a better understanding of the production profile and the reservoir properties, as well as their influence on production performance along the wells’ horizontal sections. As a result, Hocol S.A. is planning a new field development strategy that involves improvements in both drilling and completions designs.

In Kazakhstan, Wireline PressureXpress* reservoir pressure while logging technology was deployed for Karachaganak Petroleum Operating B.V. (a consortium between ENI, BG, Chevron, Lukoil and KazMunaiGaz) in an extended reach 6-in horizontal well, recording the deepest ever formation pressure survey in the Karachaganak field. The PressureXpress tool was deployed on drillpipe in a challenging 1,200-m horizontal section using best practices of job design, planning execution and real-time monitoring. The data acquired enabled the operator to better understand the pressure regime from the main drilling platform towards the Western Buildup.

In Colombia, Wireline Sonic Scanner acoustic scanning platform and USI* ultrasonic imager technology with CBL Adviser* cement bond evaluation software were used for Union Temporal IJP to assess near-wellbore fracture characteristics in an oil producing well in the Palagua field. With multidisciplinary reservoir characterization support from Schlumberger PetroTechnical Services, the height and propagation of the fractures were described in detail, enabling new estimates of the well’s productivity. As a result, the customer has plans to carry out the same workflow on two additional wells.

In Russia, Schlumberger Testing Services executed a complex well test at high flow rates for Venineft, offshore Sakhalin. Despite harsh weather conditions, an offshore rig with a limited operating window and a high spread cost, the well test operation was flawless, leading to a 10% saving in rig time versus plan. This success was made possible by a customized well test design, thorough job preparation, real-time data monitoring and collaboration between Venineft and Schlumberger offshore and onshore teams.

In the UAE, a new Master Agreement has been signed with Abu Dhabi Company for Onshore Oil Operations (ADCO). This three-year contract allows all ADCO business units to access Schlumberger E&P software technology, technical consulting and training services. Through its unique capability to deliver end-to-end petrotechnical solutions including seismic, geological modelling, reservoir simulation and petroleum economics, Schlumberger continues to be recognized as ADCO’s trusted technology partner.

In South Africa, Sasol Petroleum International selected Schlumberger Petrel* E&P software as the platform of choice for modelling and seismic interpretation for all their global assets. This forms part of a strategic scientific software, data management and process environment project. Petrel software will be providing the asset teams with the necessary integration and is a key enabler to the collaborative “thinking and planning” environment.

In Poland, Polish Oil and Gas Company S.A. (PGNiG) has selected Petrel E&P software as a platform of choice for reservoir modelling and seismic interpretation on all their domestic assets with special focus on the shale gas concession areas. The decision to adopt the Petrel technology platform supports PGNiG’s commitment to improve conventional and unconventional gas reservoir exploration and development.

Drilling Group

First-quarter revenue of $4.1 billion was flat sequentially but grew 9% year-on-year. Pretax operating income of $741 million was 7% higher sequentially, and increased 13% year-on-year. Revenue was flat sequentially as a decline in M-I SWACO product sales following a strong year-end high was offset by higher revenues from Drilling & Measurements services, on improving pricing from a more favorable technology mix and increased activity in Europe/CIS/Africa Area and the Middle East.

Year-on-year, revenue increased by $347 million led by robust growth in Drilling & Measurements technologies as offshore drilling activity strengthened in the US Gulf of Mexico, Sub-Sahara Africa, Sakhalin, Asia and Australia, and as rig count grew in key international land markets in Saudi Arabia, China and Australia. Drilling Tools & Remedial activity increased across all Areas and IPM grew strongly as projects in Iraq and Australia ramped up.

Pretax operating margin of 17.9% increased 111 bps sequentially and expanded 57 bps year-on-year. Sequentially, margin expanded as a result of better pricing from a higher-technology mix for Drilling & Measurements services and improved profitability in IPM projects in the Middle East.

Year-on-year, pretax operating margin expanded through increasing drilling activity in the US Gulf of Mexico and the international Areas, and more favorable pricing from an improved technology mix—particularly in Drilling & Measurements.

A number of Drilling Group technologies contributed to the first-quarter results.

In China, the first implementation of the Schlumberger PowerDrive Archer* high build rate rotary steerable system and the Smith IDEAS* integrated drillbit design platform broke two field records while drilling three deep wells for PetroChina in the Hade field—the longest single bit run in an 8 1/2-in interval and the fastest rate of penetration. In addition, PowerDrive Archer technology also set a worldwide record with the deepest total vertical depth ever drilled since its commercialization in 2012. The combination of PowerDrive Archer and Smith Bits technologies enabled the drilling from kick-off to landing the well in a single run, which translated into savings for the operator of up to five runs, or up to seven days per well compared to previous drilling systems. The synergy provided by the technologies also allowed PetroChina to shorten the build-up section and increase the reservoir exposure by approximately 20%.

Also in China, Drilling & Measurements established multiple drilling records in the Changbei project for Shell during 2012. To date, out of the four completed dual lateral wells, three are considered “Best in Class” and one is in the “Top Quartile” compared to wells drilled in the same field over the past six years. The performance-based drilling contract is aligned with Shell’s objectives, and has already generated substantial savings for the customer of 101 days ahead of the total planned AFE. This achievement was made possible through the joint efforts of Drilling & Measurements field personnel and the Shell Changbei team.

In the South China Sea, Drilling & Measurements PowerDrive* rotary steerable system, EcoScope*† multifunction logging-while-drilling and PeriScope bed boundary mapper technologies were deployed for CACT Operators Group (CNOOC, Chevron and ENI) to develop highly laminated mature reservoirs in a horizontal re-entry well drilling project. By accurately placing the entire lateral sections of the horizontal wells within the thin 2-m target reservoir, the operator has been able to improve hydrocarbon drainage. As a result, the horizontal wells have been producing at higher rates and at very low water cuts compared to expectations.

In Russia, Schlumberger Drilling Group technologies delivered a new benchmark in horizontal drilling performance for Eriell in the Samburgskoe field in the Novy Urengoy region. The combination of Schlumberger Drilling & Measurements PowerDrive X6* rotary steerable technology and a customized Smith polycrystalline diamond compact (PDC) bit with premium cutter technology achieved a rate of penetration of 32 m/h while drilling a horizontal well, setting a new field record.

Also in Russia, Drilling & Measurements deployed MicroScope* resistivity- and imaging-while-drilling technology for Lukoil in the Perm region. The service demonstrated high efficiency in the carbonate formation of Pavlovskoye oilfield, providing more accurate formation resistivity in the highly resistive environment, structural dips, and fracture information while drilling. Having this critical information in real time allowed successful placement of two horizontal wells in the sweet spot of the reservoir. The proven value of MicroScope measurements created new opportunities for the rapid growth of this technology in the Volga Ural Region and in the Russia market.

Elsewhere in Russia, Schlumberger Drilling Group technologies have recently been introduced for Gazprom Burienie in the Dulisma field in East Siberia. The integration of Drilling & Measurements PowerPak* steerable motors and customized Smith bits enabled drilling an 8  1/2-in horizontal well section with the most complicated profile that has been ever drilled in this field by the customer. In particular, Smith Bits PDC technology overcame the technical challenges in the dolerites section of the formation to drill 1,383 m in a single run, compared to at least three runs that were required on previously drilled wells.

Offshore Australia, Schlumberger Drilling Group technologies were deployed for Vermilion Oil & Gas to drill a very challenging well in a field with a highly unconsolidated reservoir. The technologies included Drilling & Measurements PowerDrive Archer high build rate rotary steerable system, EcoScope multifunction logging-while-drilling service, PeriScope bed boundary mapper, and Smith bits customized using the IDEAS integrated drillbit design platform, together with the WellDefined TVD* survey optimization service. This combination enabled the precise placement of the well, while maintaining a difficult trajectory within the desired zone and between previously drilled wells. The PeriScope technology was able to map an expected water cone and guided the steering within the desired sand. This operation was conducted in a single run of 2,200 m.

In Thailand, Schlumberger Drilling & Measurements measurement-while-drilling (MWD) technology was recently awarded a contract by PTTEP for all of their offshore Thailand work. This three-year contract marks the re-entry of Schlumberger Drilling & Measurements in the Gulf of Thailand slim-hole drilling market. This challenging ultra-high temperature drilling environment requires special MWD technology capable of operating at 200 degC.

In Ecuador, Smith Bits technology helped EP Petroecuador achieve the fastest recorded rate of penetration in the 12  1/4-in section of a well drilled in the Auca field. The 12  1/4-in customized Smith PDC bit with ONYX* cutter technology showed minimum wear and helped the operator save more than three days compared to previous similar wells that used two or three conventional PDC bits.

In Argentina, Schlumberger PowerDrive Archer high build rate rotary steerable system and customized Smith bits were deployed for Apache to drill a horizontal well in the Vaca Muerta unconventional shale formation in the Neuquen basin. This combination of Schlumberger drilling technologies enabled optimization of the well curve and drain sections, which were drilled in a single run at an average rate of penetration 35% higher than those of offset wells. As a result, the 8  1/2-in section reached the well total depth 7 days ahead of schedule.

In 2013, the application of an integrated Schlumberger drilling system including a bit, drilling fluid, and motor helped Vintage Production California LLC, a wholly owned subsidiary of Occidental Petroleum Corporation (Vintage), to reduce well construction costs by 36% and improve operational efficiencies by 33% in their California Rose Field operations. The engineered drilling system approach resulted in a 9.4 day reduction to drill a 13,000-ft well. Contributing to this improved performance were Schlumberger mud motors for the upper hole sections, a PowerDrive rotary steerable system for the lateral, and a customized Smith PDC bit. The system delivered an 8°/100-ft curve section at optimal rate of penetration. M-I SWACO fluids were used for clay inhibition and lubricity, while keeping the low gravity solids in check which reduced NPT related to downhole tool and rig component erosion. The Schlumberger and Vintage collaborative well site team successfully managed hole cleaning and prevented stuck pipe, while optimizing the drilling system to deliver on the above results. Ready access to all data by Schlumberger cementing services led to optimal and timely cement designs which provided effective zonal isolation.

In Brazil, IPM completed the drilling of three offshore wells for Vanco in the Santos basin, known for challenging drilling conditions such as formation-induced vibrations, severe levels of stick-slip and high temperature gradients. The Schlumberger technologies deployed were enabled by an OSC* interactive drilling operations support center and achieved Brazil’s record for the longest 17  1/2-in section run. Overall, 21 days were saved compared to the operator’s approved for expenditures plan.

Also in Brazil, M-I SWACO WARP* Fluids Technology was used for Petrobras on a deepwater HPHT exploratory well with a narrow mud pressure operating window. WARP technology enabled the well to be drilled as per plan and improved the ability to obtain data from the measurement-while-drilling and logging-while-drilling tools at signal strengths up to ten times higher than those of conventional drilling fluid systems. This improved drilling fluid performance allowed Petrobras to have greater confidence in the data that were supplied by the Drilling & Measurements StethoScope* formation pressure-while-drilling, TeleScope* high-speed telemetry-while-drilling and sonicVISION* sonic-while-drilling technologies.

Elsewhere in Brazil, M-I SWACO WARP Fluids Technology micronized barite fluid enabled the Wireline UBI* ultrasonic borehole imager to be deployed for OGX on a deepwater HPHT exploratory well in the Santos Basin. By using a proprietary micron-sized weighting material of 2 to 4 microns, which is about 10 times smaller than standard API barite, WARP technology delivered a high mud weight of 17.2 ppg with low rheological properties and no barite sag or settling. This combination of Schlumberger technologies provided OGX with enhanced formation evaluation while reducing operational risk in a challenging HPHT environment.

Production Group

First-quarter revenue of $3.8 billion decreased 4% sequentially, but grew 7% year-on-year. Pretax operating income of $573 million was 3% lower sequentially and decreased 8% year-on-year. The sequential declines were primarily due to lower Completions and Artificial Lift product sales following their strong year-end highs. In addition, Well Services production technologies were also lower due to weaker pricing as a result of excess capacity in US land despite an increase in stage count due to Western Canada winter activity gains.

Year-on-year, revenue increased by $243 million led by double-digit growth in Artificial Lift, Well Intervention, Completions and Well Services production technologies in the international Areas. Framo and the Subsea Services Technologies posted growth of more than 50% while SPM revenue more than doubled as projects in Latin America came in ahead of plans. The Group revenue increase, however, was partly reduced by a decline in pressure pumping revenues in North America land.

Pretax operating margin of 15.1% was flat sequentially but declined 237 bps year-on-year. Sequentially, margin expanded on improved profitability for SPM project-related activities in Latin America and from better Well Services results in both the US Gulf of Mexico and the international Areas. This expansion, however, was offset by pricing weakness in US land. Elsewhere in North America, Well Services land margin improved by 135 bps as a result of higher stage count in Western Canada and lower guar costs.

Year-on-year, pretax operating margin declined mainly due to pricing weakness in Well Services production technologies in US land, although the effect of this was partially offset by improved profitability in SPM projects in Latin America.

Highlights during the quarter included successes in a number of Production Group technologies.

In Romania, Well Services LiteCRETE* slurry was deployed for OMV Petrom in the Dealu Batran field as the optimal technology to cement depleted reservoirs prone to fluid losses. As a result of LiteCRETE technology implementation on numerous wells, losses were mitigated and zonal isolation confirmed by cement bond and variable density logs. As a result, the operator avoided the need for remedial cementing operations and saved costs associated with the drilling rig and services.

In Russia, a successful hydraulic fracturing treatment was performed for the first SPM project with TNK-BP Varyeganneftegas in the Novo-Khokhryakovskoye field. The initial rate of the well exceeded customer expectations by 50%. Data obtained after fracture evaluation will serve for future optimization of the horizontal well completion.

In Russia, Well Services CemCRETE* concrete-based cementing technology has been deployed for Open Joint Stock Company (OJSC) Verkhnechonskneftegaz to significantly improve cement sheath quality and to prolong the life of their wells in the VCNG field in Eastern Siberia. In addition, the customer drilling department has decided to replace conventional cementing technology with Well Services LITEFIL* cement additive for low-density slurries on all their wells in the VCNG field during 2013.

In South Mexico, Schlumberger completed the first horizontal well in the Terra field using over 500 m of slotted liner in a highly heterogeneous carbonate pay zone for Pemex. A stimulation treatment was performed using Well Services SXE* superX emulsion and VDA* viscoelastic diverting stimulation fluids, and resulted in an initial oil production of approximately 5,000 bbl/d, or 66% above plan. As a result, the customer is now drilling a second horizontal well in the same field, where they plan to carry out a similar stimulation treatment. This achievement was made possible by the customized engineering and teamwork between Pemex and Schlumberger field operations.

In Kuwait, Schlumberger Well Intervention Services technologies were deployed for KOC to revive a well that ceased to produce in 2000. A novel approach was adopted for the first time in this field, combining ACTive* in-well live performance matrix stimulation using distributed temperature sensing (DTS) with ABRASIJET* hydraulic pipe-cutting and perforating service. In addition, energized fluids were used to optimize the treatment penetration into the formation and increase reservoir contact for optimum results. The intervention was designed and executed successfully allowing the well to flow again and to positively contribute to KOC’s production.

In the UK sector of the North Sea, Schlumberger Completions technologies were deployed for Xcite Energy in a unique intelligent multizone completion in the Bentley field. The IntelliZone* family of zonal management systems was combined with the SFIV* surface-controlled formation isolation valve system, allowing flow control of two horizontal wellbores during an extended well test. In addition, WellWatcher real-time reservoir and production monitoring technology and DTS were deployed to monitor the production parameters, while an electric submersible pump with a variable speed drive provided the lift required to produce the well. A groundbreaking 14 control lines were installed in the well to deliver an integrated multiple zone management system, which allowed efficient production testing and data acquisition of the two wellbores without costly well intervention.

In Norway, Schlumberger provided a complete range of products and services to Shell on two subsea gas wells in the offshore Ormen Lange field. The range of offerings included OptiPac* Alternate Path‡, WellWatcher real-time reservoir and production monitoring, and FIV* formation isolation valve systems. OptiPac technology enabled a positive gravel pack of the wellbore in a highly depleted formation, improving the longevity of the completion. The two wells were successfully brought on line by reliably activating the FIV tool through a remotely operated vehicle, simplifying the operations and allowing the operator to save $15 million in rig time costs per well.

In Indonesia, Schlumberger Artificial Lift was awarded a six-year electrical submersible pump (ESP) runlife service contract by CNOOC for ESP equipment and services on 144 wells in the offshore South Sumatra field. The award was based on the Schlumberger proven track record in supplying high reliability systems for challenging well conditions in the South Sumatra field for nearly 40 years.

In Canada, Schlumberger Completions used the Falcon* multistage stimulation system with graduated dissolvable balls for Mancal Energy to complete 6 new wells, including the stimulation of 95 stages in total. The dissolvable balls were activated by wellbore fluids. Their use as an alternative to the standard Falcon balls reduces the likelihood of intervention by coiled tubing during the completion process, which can cost $200,000 per well in this area.

In Russia, a number of successful Schlumberger technology applications were achieved in 2012 for Gazpromneft-Razvitie in the Messoyakha field. Schlumberger Drilling & Measurements Periscope bed boundary mapper technology was used for better placement of horizontal well sections and improved understanding of reservoir conditions. Two horizontal wells were also completed with Schlumberger Sand Management Services MeshRite* stainless-steel compressed mesh screens in order to reduce sand flowback during production. In addition,

Schlumberger Testing Services provided extended well test services on two pads in the East Messoyakha field. The controlled and environmentally safe operation enabled Gazpromneft-Razvitie to confirm reserves in place and reinforced their confidence in full-scale pad development.

About Schlumberger

Schlumberger is the world’s leading supplier of technology, integrated project management and information solutions to customers working in the oil and gas industry worldwide. Employing approximately 120,000 people representing over 140 nationalities and working in more than 85 countries, Schlumberger provides the industry’s widest range of products and services from exploration through production.

Schlumberger Limited has principal offices in Paris, Houston and The Hague, and reported revenues of $42.15 billion in 2012. For more information, visit www.slb.com.

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*	Mark of Schlumberger or of Schlumberger Companies.
†

Japan Oil, Gas and Metals National Corporation (JOGMEC), formerly Japan National Oil Corporation (JNOC), and Schlumberger collaborated on a research project to develop LWD technology. The EcoScope and NeoScope services use technology that resulted from this collaboration.

‡	Alternate Path is a Mark of ExxonMobil Corp and the technology is licensed exclusively to Schlumberger.

Notes

Schlumberger will hold a conference call to discuss the above announcement and business outlook on Friday, April 19, 2013. The call is scheduled to begin at 8:00 a.m. US Central Time (CT), 9:00 a.m. Eastern Time (ET). To access the call, which is open to the public, please contact the conference call operator at +1-800-288-9626 within North America, or +1-612-332-0345 outside of North America, approximately 10 minutes prior to the call’s scheduled start time. Ask for the “Schlumberger Earnings Conference Call.” At the conclusion of the conference call an audio replay will be available until May 19, 2013 by dialing +1-800-475-6701 within North America, or +1-320-365-3844 outside of North America, and providing the access code 280257.

The conference call will be webcast simultaneously at www.slb.com/irwebcast on a listen-only basis. Please log in 15 minutes ahead of time to test your browser and register for the call. A replay of the webcast will also be available at the same web site.

Supplemental information in the form of a question and answer document on this press release and financial information is available at www.slb.com/ir.

For more information, contact

Malcolm Theobald – Schlumberger Limited, Vice President of Investor Relations

Joy V. Domingo – Schlumberger Limited, Manager of Investor Relations

Office +1 (713) 375-3535

investor-relations@slb.com